Exhibit 5

Alcoa Inc. 390 Park Avenue New York, NY 10022-4608 USA Tel: 1 212 836 2600 Fax: 1 212 836 2807

July 23, 2015

Alcoa Inc.

390 Park Avenue

New York, New York 10022-4608

Re:	Registration Statement on Form S-8 (File No. 333-203275)

Ladies and Gentlemen:

This opinion is furnished in connection with Post-Effective Amendment No. 1 on Form S-8 (the “Registration Statement”) to the Registration Statement on Form S-4 filed by Alcoa Inc., a Pennsylvania corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to 2,631,814 shares of the Company’s common stock, par value $1.00 per share (the “Shares”), that are issuable in the future under stock options, restricted stock unit awards and performance share awards outstanding pursuant to the RTI International Metals, Inc. 2014 Stock and Incentive Plan, as amended, and the RTI International Metals, Inc. 2004 Stock Plan (together, the “Plans”), which awards were assumed by the Company in connection with its acquisition of RTI International Metals, Inc. (“RTI”). The Company completed its acquisition of RTI on July 23, 2015.

As a Counsel of the Company, I am generally familiar with its legal affairs. In addition, I have examined, either personally or indirectly through other counsel of the Company, (i) the Registration Statement, including the exhibits thereto; (ii) the Articles of Incorporation and By-Laws of the Company, each as amended to the date hereof; (iii) the Plans; (iv) certain resolutions adopted by the Board of Directors of the Company; and (v) such other corporate records and documents and such certificates of public officials and officers and representatives of the Company, and have made such inquiries of such officers and representatives and have considered such matters of law, as I have deemed appropriate as the basis for the opinion expressed below.

In making such examination and rendering the opinion set forth below, I have assumed that (i) each document submitted to me is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; and (iv) all signatures (other than signatures on behalf of the Company) on each such document are genuine. I have further assumed the legal capacity of natural persons and that each party to the documents I have examined, either personally or indirectly through other counsel of the Company, or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party.

Based on the foregoing, and subject to the qualifications and assumptions set forth herein, I am of the opinion that the Shares, when issued and delivered by the Company in the manner contemplated by and in accordance with the terms and conditions set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

My opinion is limited to the federal laws of the United States of America and the laws of the Commonwealth of Pennsylvania.

I assume no obligation to update or supplement this opinion to reflect any changes of law or fact that may occur.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Thomas F. Seligson
Thomas F. Seligson
Counsel